CONFIRMING STATEMENT

	This Statement confirms that the undersigned, Michael D. Snow, has authorized and designated Heidi S.
Allen, David P. Jones, John Stair, Derrick Helton or
Arthur Carpentier to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Team Health Holdings, Inc. The authority of Heidi S. Allen, David P. Jones, John Stair, Derrick Helton and Arthur
Carpentier under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Team Health Holdings, Inc., unless earlier revoked in writing. The undersigned acknowledges that Heidi S. Allen, David P. Jones, John Stair, Derrick Helton and Arthur Carpentier are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.


                             By: /s/Michael D. Snow
                                Name: Michael D. Snow





Date: April 16, 2013